Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated March 18, 2021 (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Globis Acquisition Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 18, 2021	Globis SPAC LLC

	By:	/s/ Paul Packer
	Name:	Paul Packer
	Title:	Managing Member

/s/ Paul Packer
Paul Packer